EXHIBIT 5

November 12, 2019

The Travelers Companies, Inc.

485 Lexington Avenue

New York, NY 10017

Re:	The Travelers Companies, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

I am Vice President, Corporate Secretary and Group General Counsel of The Travelers Companies, Inc., a Minnesota corporation (the “Company”), and have acted as counsel to the Company in connection with the Registration Statement on Form S-8 (the “Registration Statement”) relating to The Travelers Deferred Compensation Plan, as amended and restated, effective January 1, 2009, and as further amended, effective January 1, 2010 (the “Plan”), and the issuance under the Plan of deferred compensation obligations (the “Obligations”), which represent the obligation of the Company to pay deferred compensation and other amounts credited to accounts established under the Plan in the future in accordance with the Plan. I have examined the Company’s Amended and Restated Articles of Incorporation, its Amended and Restated Bylaws, the Plan, and such other documents, and have reviewed such matters of law as I have deemed necessary for this opinion. Accordingly, based upon the foregoing, I am of the opinion that:

1.     The Company is duly and validly organized and existing and in good standing under the laws of the State of Minnesota.

2.    All necessary corporate action has been taken by the Company to adopt the Plan, and the Plan is a validly existing plan of the Company.

3.     When issued by the Company in the manner provided in the Plan, the Obligations will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject as to enforcement to (i) bankruptcy, insolvency, reorganization, arrangement or other laws of general applicability relating to or affecting creditors’ rights, and (ii) general principles of equity, whether such enforcement is considered in a proceeding in equity or at law.

I do not express any opinion herein concerning any laws of any jurisdiction other than the laws of the State of Minnesota.

I consent to the filing of this opinion as an exhibit to the Registration Statement. I also consent to the reference to me under the caption “Interests of Named Experts and Counsel” contained in the Registration Statement without implying or admitting that I am an “expert” within the meaning of the Securities Act, or other rules or regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Wendy C. Skjerven
Vice President, Corporate Secretary and Group General Counsel